EXHIBIT 14.1

RYDER SYSTEM, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER,
AND SENIOR FINANCIAL MANAGEMENT

     Ryder System, Inc. (the “Company”) has Principles of Business Conduct applicable to all employees of the Company. The Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and all senior financial management, including the principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, compliance with law and prompt reporting of violations. In addition to the Principles of Business Conduct, the CEO, the CFO and senior financial management are subject to the following additional specific policies:

1.	The CEO, the CFO, and all senior financial management are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”). Accordingly, it is the responsibility of the CEO and each senior financial manager promptly to bring to the attention of the CEO and/or the CFO, as appropriate, any material information of which he or she may becomes aware that affects the disclosures made by the Company in its public filings. In addition, the CEO, the CFO, and each senior financial manager will assist the Company’s Disclosure Committee in fulfilling its responsibilities to assure the accuracy and completeness of the Company’s periodic reports.

2.	The CEO, the CFO, and each senior financial manager shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO, the CFO and each senior financial manager shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company’s Principles of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO, the CFO, and each senior financial manager shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

5.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Principles of Business Conduct or of this supplemental Code of Ethics by the CEO, the CFO, and the Company’s senior financial managers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Principles of Business Conduct and to this supplemental Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension, or when appropriate, termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.